Exhibit 10.1


                           SUPPLY COMMITMENT AGREEMENT
                           ---------------------------


Recitals:

a. Pursuant to a Reorganization and Stock Purchase Agreement dated as of October 15, 2002 and effective as of October 24, 2002 (the "Agreement"), Soyo, Inc., a Nevada corporation ("Soyo Nevada"), became a wholly-owned subsidiary of Vermont Witch Hazel Company, a Nevada corporation ("VWHC").

b. Soyo Nevada was previously a wholly-owned subsidiary of Soyo Computer, Inc., a Taiwan company ("Soyo Taiwan").

c. Soyo Nevada is a distributor of computer parts and components provided by Soyo Taiwan.

d. VWHC subsequently changed its name to Soyo Group, Inc. ("Soyo Group").

e.  In  conjunction   with  the  transaction  in  which  Soyo  Nevada  became  a
wholly-owned   subsidiary  of  Soyo  Group,   Soyo  Taiwan  acquired  shares  of
convertible preferred stock of Soyo Group ("Convertible Preferred Stock").

f. Soyo Nevada owed Soyo Taiwan approximately US$20,000,000 on open account as of October 24, 2002 for the purchase of computer parts and components, of which the payment for US$12,000,000 has been deferred until December 31, 2005.

g. The parties hereto inadvertently neglected to include in the Agreement a continuing supply commitment by Soyo Taiwan to Soyo Nevada as of October 24, 2002.


The parties hereto desire to amend the Agreement to include the following provisions:

1. Soyo Taiwan hereby agrees to continue to provide Soyo Nevada on an open account basis with computer parts and components at the quantities required and on a timely basis to enable Soyo Nevada to continue to conduct its business operations at budgeted 2003 levels, which is not less than a level consistent with the operations of Soyo Nevada's business in 2001 and 2000.

2. Soyo Taiwan hereby acknowledges and agrees that it will not be entitled to any additional consideration for making this continuing supply commitment.

3. The parties hereto agree that this Supply Commitment Agreement shall be deemed effective as of October 24, 2002, upon the execution by all of the parties denoted below, and shall be effective through December 31, 2005.


Additional provisions:

1. The parties hereto agree that this Supply Commitment Agreement may be executed in one or more counterparts, each of which shall be deemed an original,


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but all of which taken together shall constitute one and the same document.  For purposes of execution of this Supply Commitment Agreement, a document signed and transmitted by facsimile machine or telecopier shall be treated as an original document.

2. This Supply Commitment Agreement shall be construed and enforced in accordance with the laws of the State of California. The prevailing party in any dispute shall be entitled to reimbursement for reasonable attorney's fees and costs.


Acknowledged and Approved:


Soyo Group, Inc.
(formerly known as
Vermont Witch Hazel Company)


By: /s/Nancy Chu
   -------------------------

Title:  CEO
      ----------------------

Soyo, Inc.


By: /s/ Nancy Chu
   ------------------------

Title: CEO
      ----------------------

Soyo Computer, Inc.


By: /s/Andy Chu
   ------------------------

Title: President
      ----------------------